Exhibit 99.1

Please refer to the disclosure provided in the Current Report on Form 8-K to which this Exhibit is attached for information regarding corrections to certain data contained in this press release.

News Release	News Release

Magnum Hunter Announces
Year-End 2011 Total Proved Oil & Gas Reserves
44.9 Million Barrels of Oil Equivalent

Proved Reserves Up 235% From Year-End 2010
Present Value (PV 10) Up 254% From Year-End 2010

Company Wide Resource Potential Exceeds 537.9 Million Barrels of Oil Equivalent

FOR IMMEDIATE RELEASE - Houston, TX - (Market Wire) – January 17, 2012 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE Amex: MHR-PrC and MHR-PrD) (the “Company” or “Magnum Hunter”) announced today a 235% increase in the quantity of the Company’s estimated total proved reserves at December 31, 2011 as compared to December 31, 2010. The present value of estimated future cash flows, before income taxes, of the Company’s estimated total proved reserves as of year-end 2011, discounted at 10% (“PV-10”), also increased 254% as compared to twelve months ago at year-end 2010.

Magnum Hunter’s total proved reserves increased by 31.5 million barrels of oil equivalent (Boe) to 44.9 million Boe (48% crude oil & ngl; 50.9% proved developed producing) as of December 31, 2011 as compared to 13.4 million Boe (51% crude oil & ngl; 44% proved developed producing) at December 31, 2010. The Company’s reserve life (R/P ratio) based on the previously announced year-end exit production rate of approximately  12,500 Boe per day was 9.8 years as of December 31, 2011.

The present value (PV-10) of the Company’s proved reserves at December 31, 2011 increased by $452.5 million or 254% to $630.3 million from $178 million at December 31, 2010. Under SEC guidelines, the commodity prices used in the December 31, 2010 and December 31, 2011 PV-10 estimates were based on the 12-month unweighted arithmetic average of the first day of the month price for the periods January 1, 2010 through December 31, 2010, and for the periods January 1, 2011 through December 31, 2011, respectively, adjusted by lease for transportation fees and regional price differentials. For crude oil and ngl volumes, the average West Texas Intermediate posted price of $96.19 per barrel at December 31, 2011, was up 21% from the average price of $79.43 per barrel at December 31, 2010. For natural gas volumes, the average price of the Henry Hub spot price of $4.11 per million British thermal units (“MMBTU”) at December 31, 2011 was down (6%) from the $4.37 per MMBTU at December 31, 2010. All prices were held constant throughout the estimated economic life of the properties.

Note:  PV-10 is a non-GAAP financial measure and should not be considered as an alternative to the standardized measure of discounted future net cash flows as defined under GAAP; see “Non-GAAP Measures: Reconciliation to Standardized Measure” below for the Company’s definition of PV-10 and a reconciliation to the standardized measure.

The Company’s December 31, 2011 total proved reserves of 44.9 million Boe reflect an organic growth of 52.7% from the Company’s pro forma proved reserves of 29.4 million Boe as of December 31, 2010, when excluding the proved reserves related to the Company’s acquisition of NGAS Resources, Inc. and NuLoch Resources, Inc., which occurred on April 13, 2011 and May 3, 2011, respectively. Magnum Hunter’s full year 2011 organic extensions and discoveries and other additions from drilling activities replaced the Company’s full year 2011 estimated production by a factor of 6.7 times. When also including fiscal year 2011’s property acquisition activities as outlined above, the replacement of estimated production factor for the entire fiscal year 2011 increased by approximately 10.8 times.

The estimates of Magnum Hunter’s total proved reserves as of December 31, 2010 and December 31, 2011 were prepared solely by the Company’s third-party engineering consultants, Cawley Gillespie & Associates, Inc. and, for certain of the December 31, 2011 proved reserves, AJM Deloitte.

December 31, 2011 Total Proved Reserves: 44.9 MMBOE 48% Oil/Liquids	December 31, 2011 Proved Reserves by Region

Resource Potential

The Company’s internal engineering team has evaluated the resource potential of Magnum Hunter’s existing undeveloped lease acreage position in our three unconventional shale plays.  The undeveloped acreage evaluated includes 652,419 gross acres and 347,547 net acres to Magnum Hunter’s ownership interest.  The estimate of the Company’s resource potential is summarized by region as follows:

		Net Unrisked	Net Risked Resource Potential
		Resource Potential	(MMboe)
Area	Reservoir	(MMboe)	50%	75%

Eagle Ford Hunter	Eagle Ford	70	36	52

Williston Hunter	Bakken / Sanish	114	57	86

Appalachia:
Triad Hunter	Marcellus / Utica	265	133	199
MHR Production	Devonian Shale (Huron/Weir)	44	22	33

Total		493	247	370

Drilling Locations

Currently, the total number of new drilling locations in Magnum Hunter’s inventory is approximately 4,100 of which 1,400 are identified net drilling locations in these three unconventional resource plays. The new unrisked resource potential of 537.9 million barrels of oil equivalent is approximately 51% crude oil and natural gas liquids

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “The ability to book new proved reserves in our three unconventional resource plays continues to grow exponentially due to the success we have been experiencing with our new well drilling efforts. It is quite remarkable to have reserve growth of 8 Million BOE in just three months of activity (up from 37 Million BOE at September 30, 2011) all from the drill bit alone and within our capital budget parameters. This reserve growth sets us up for another borrowing base increase with our Senior Bank Group which is currently in process, and is indicative of why we were successful in achieving five separate borrowing base increases last year. Once approved, this will further increase our Company’s overall liquidity. Based upon performance seen just in the first couple of weeks of 2012, we anticipate a continuation of exceptional growth in production and proved reserves which should result in the  additional booking of new proved undeveloped drilling locations.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude, natural gas and natural gas liquids, primarily in the states of West Virginia, Kentucky, Ohio, Texas, North Dakota and Saskatchewan, Canada. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Eagle Ford Shale and Williston Basin/Bakken Shale.

Non-GAAP Measures: Reconciliation to Standardized Measure

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, measures for financial performance prepared in accordance with GAAP that are presented in this release. PV-10 is the present value of the estimated future cash flows from estimated total proved reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future cash flows are discounted at an annual rate of 10% to determine their “present value.” We believe PV-10 to be an important measure for evaluating the relative significance of our oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating the Company. We believe that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry. However, PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

The standardized measure of discounted future net cash flows relating to Magnum Hunter Resources total proved oil and gas reserves is as follows (in thousands):

(Unaudited) As of December, 2011

Future cash inflows	$2,435
Future production costs	767
Future development costs	330
Future income tax expense	243
Future net cash flows	1,095
10% annual discount for estimated timing of cash flows	637
Standardized measure of discounted future net cash flows related to proved reserves	$458

Reconciliation of Non-GAAP Measure
PV-10	$630
Less: Income taxes
Undiscounted future income taxes	(244)
10% discount factor	72
Future discounted income taxes	(172)

Standardized measure of discounted future net cash flows	$458

For more information, please view our website at www.magnumhunterresources.com

Forward-Looking Statements

The statements and information contained in this press release that are not statements of historical fact, including all estimates and assumptions contained herein, are “forward looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, estimates of oil and natural gas resource potential, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “could”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “project”, “pursue”, “plan” or “continue” or the negative thereof or variations thereon or similar terminology. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Factors that may cause our actual results, performance, or achievements to be materially different from those anticipated in forward-looking statements include, among other, the following: adverse economic conditions in the United States and globally; difficult and adverse conditions in the domestic and global capital and credit markets; changes in domestic and global demand for oil and natural gas; volatility in the prices we receive for our oil and natural gas; the effects of government regulation, permitting, and other legal requirements; future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of our oil and natural gas reserves; our ability to increase our production and oil and natural gas income through exploration and development; our ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill, and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in our drilling plans and related budgets; and the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Readers are cautioned not to place undue reliance on forward-looking statements, contained herein, which speak only as of the date of this document.  Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, including estimates, whether as a result of new information, future events, or otherwise. We urge readers to review and consider disclosures we make in our public filings made from time to time with the Securities and Exchange Commission that discuss factors germane to our business, including our Annual Report on Form 10-K, as amended for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

The U.S. Securities and Exchange Commission (“SEC”) requires oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. In this press release, we use the term “resource potential” to describe the Company’s internal estimates of volumes of oil and natural gas that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques. This is a broader description of potentially recoverable volumes than probable and possible reserves, as defined by SEC regulations. The “resource potential” disclosed in the table that appears in this press release includes both possible reserves and potentially  recoverable volumes that cannot be classified as proved, probable or possible reserves. Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. We believe our estimates of unproved resources and future drillsites are reasonable, but such estimates have not been reviewed by independent engineers. Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Magnum Hunter Contact:	M. Bradley Davis
Senior Vice President of Capital Markets
bdavis@magnumhunterresources.com (832) 203-4545